[PLATO LEARNING LOGO]

For Immediate Release

Contact:	John Murray, President & CEO Greg Melsen, CFO Steve Schuster, VP & Treasurer 952.832.1000

PLATO Learning, Inc. Reports
Second Quarter Fiscal Year 2003 Results

MINNEAPOLIS, MN — June 3, 2003 — PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of computer-based and e-learning solutions, today announced revenues for its second quarter ended April 30, 2003 totaling $17.5 million, a $255,000, or 1.5% increase versus the $17.2 million reported for the comparable period of fiscal 2002 and slightly above the company’s earlier guidance. The net loss for the second quarter of 2003 was $1.8 million, or $0.11 per diluted share as compared to net income of $297,000 or $0.02 per diluted share for the same period of 2002.

Revenues for the six months ended April 30, 2003 totaled $30.9 million, a $335,000, or 1% decrease over the comparable period of fiscal year 2002. The net loss for the first half of fiscal year 2003 was $5.2 million or $0.31 per diluted share compared to a loss of $1.1 million, or $0.06 per diluted share for the same period of fiscal year 2002. As previously announced, the strategic NetSchools acquisition was expected to have a dilutive effect on the operating results for the three and six months ended April 30, 2003. This dilutive effect was $0.05 and $0.11 for the three and six months ended April 30, 2003, respectively.

John Murray, President and Chief Executive Officer, said, “We entered this fiscal year knowing our first six months and second quarter would be difficult because of the tough educational funding environment. We have accomplished our goals during these periods and are pleased to have exceeded both our internal plan and the revenue attained in last year’s second quarter.”

Mr. Murray added, “We also knew our profitability would suffer as compared to last year because of the investment required to bring our Accountability Solutions and Early Reading products to market and the cost needed to pursue larger district deals. While these costs have increased our selling expenses in advance of revenue generation, we have stabilized our product development, customer support and general and administrative expenses during the last three quarters.”

Mr. Murray continued, “The K-12 funding environment continues to be a concern, especially because of the severity of state budget deficits. However, most states are working to preserve K-12 funding levels and are providing increased visibility on how they plan to address their educational funding issues. There has also been improvement in the amounts of federal funds committed to education and better understanding by educators regarding how to access these funds. Our acquisition and product development strategy is enabling us to access funds previously not available to us and our expanded programmatic solutions meet the most critical needs of school districts and administrators. We are excited about our strategic direction and competitive advantages and remain cautiously optimistic about the prospects for the remainder of fiscal 2003.”

PLATO Learning Inc.
10801 Nesbitt Avenue South, Bloomington, Minnesota 55437
www.plato.com

Mr. Murray highlighted additional key financial information:

•	Subscription based orders in Q2 2003 totaled $2.0 million as compared to $1.5 million in the second quarter of last fiscal year.

•	Deferred revenue was $19.5 million at April 30, 2003 versus $11.0 million at April 30, 2002 and $18.8 million at October 31, 2002.

•	Non-current installment receivables were $2.0 million at April 30, 2003 versus $2.8 million at April 30, 2002.

The Company’s balance sheet remains strong:

•	Cash was $24.2 million at April 30, 2003, with no bank borrowings outstanding.

•	Stockholders’ equity was $106.3 million at April 30, 2003.

Quarterly Conference Call
 A conference call to discuss this announcement is scheduled for today at 3:45 PM (CST). The dial-in number for this call is 1-877-775-1746. Please call about ten minutes prior and inform the operator you are participating in PLATO Learning, Inc.’s call. Should you be unable to attend the live conference call, a recording will be available to you from 6:00 p.m. on June 3, 2003 through midnight June 10, 2003. To access the recording call: 1-800-642-1687. At the prompt, enter pass code number 833217.

About PLATO Learning
 PLATO Learning, Inc. is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 4,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

With trailing 12-month revenues of about $74 million, PLATO Learning, Inc. is a publicly held company traded as TUTR on the NASDAQ-NMS. PLATO® Learning educational software is marketed to K-12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations and individuals. The Company’s products are delivered via networks, CD-ROM, the Internet and private intranets.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, (952) 832-1000 or (800) 869-2000. The Company has domestic offices throughout the United States and international offices in the United Kingdom and Canada. International distributors are located in Puerto Rico, Singapore, South Africa and the United Arab Emirates. The Company’s Web address is http://www.plato.com.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2002. Actual results may differ materially from anticipated results.

® PLATO is a registered trademark of PLATO Learning, Inc.

PLATO Learning Inc.
10801 Nesbitt Avenue South, Bloomington, Minnesota 55437
www.plato.com

Plato Learning, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,

	2003	2002	2003	2002

Revenues:
License fees	$11,519	$13,416	$20,588	$24,000
Services	4,296	2,836	7,679	5,187
Other	1,652	960	2,657	2,072

Total revenues	17,467	17,212	30,924	31,259

Cost of revenues:
License fees	866	947	1,407	1,783
Services	979	306	1,375	577
Other	1,311	815	2,302	1,763

Total cost of revenues	3,156	2,068	5,084	4,123

Gross profit	14,311	15,144	25,840	27,136

Operating expenses:
Sales and marketing	11,198	9,799	21,644	18,894
General and administrative	2,804	2,161	5,804	4,582
Product development and customer support	3,200	2,577	6,334	5,358
Amortization of intangibles	419	168	820	362
Restructuring charge	—	—	380	—

Total operating expenses	17,621	14,705	34,982	29,196

Operating earnings (loss)	(3,310)	439	(9,142)	(2,060)
Interest income	92	189	212	557
Interest expense	(30)	(31)	(54)	(73)
Other expense, net	(8)	(25)	(29)	(109)

Earnings (loss) before income taxes	(3,256)	572	(9,013)	(1,685)
Income tax expense (benefit)	(1,435)	275	(3,785)	(625)

Net earnings (loss)	$(1,821)	$297	$(5,228)	$(1,060)

Earnings (loss) per share:
Basic and diluted	$(0.11)	$0.02	$(0.31)	$(0.06)

Weighted average common shares outstanding:
Basic	16,534	16,448	16,657	16,430

Diluted	16,534	17,140	16,657	16,430

Plato Learning, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share amounts)

	April 30,	October 31,
	2003	2002

	(Unaudited)	(See Note)
Assets
Current assets:
Cash and cash equivalents	$24,202	$30,390
Accounts receivable, net	26,631	33,034
Prepaid expenses and other current assets	4,519	4,870
Deferred income taxes	3,338	3,338

Total current assets	58,690	71,632
Equipment and leasehold improvements, net of accumulated depreciation and amortization of $6,514 and $5,437, respectively	4,881	5,210
Product development costs, net of accumulated amortization of $8,712 and $6,083, respectively	14,096	13,545
Deferred income taxes	3,796	11
Goodwill	39,201	38,331
Identified intangible assets, net	14,404	15,374
Other assets	2,395	1,552

Total assets	$137,463	$145,655

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,891	$888
Accrued employee salaries and benefits	6,347	6,979
Accrued liabilities	2,991	4,786
Deferred revenue	15,438	14,891

Total current liabilities	26,667	27,544
Deferred revenue	4,081	3,946
Other liabilities	452	582

Total liabilities	31,200	32,072

Stockholders’ equity:
Common stock, $.01 par value, 50,000 shares authorized; 18,086 shares issued and 16,362 shares outstanding at April 30, 2003; 18,078 shares issued and 16,812 shares outstanding at October 31, 2002	164	168
Paid in capital	129,837	129,802
Treasury stock at cost, 1,724 and 1,266 shares, respectively	(18,401)	(16,244)
Retained earnings (accumulated deficit)	(4,583)	645
Accumulated other comprehensive loss	(754)	(788)

Total stockholders’ equity	106,263	113,583

Total liabilities and stockholders’ equity	$137,463	$145,655

     Note: The balance sheet at October 31, 2002 has been derived from our audited financial statements at that date.

Plato Learning, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended
	April 30,

	2003	2002

Operating activities:
Net loss	$(5,228)	$(1,060)

Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(3,785)	(625)
Amortization of capitalized product development costs	2,624	1,940
Amortization of identified intangible assets	970	512
Depreciation of equipment and leasehold improvements	1,106	650
Provision for doubtful accounts	1,052	901
Stock-based compensation	—	36
Loss on disposal of equipment	59	88
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	4,579	2,035
Prepaid expenses and other current and noncurrent assets	280	(772)
Accounts payable	1,003	(730)
Accrued liabilities, accrued employee salaries and benefits and other liabilities	(2,403)	(1,526)
Deferred revenue	(195)	666

Total adjustments	5,290	3,175

Net cash provided by operating activities	62	2,115

Investing Activities:
Capitalization of product development costs	(3,168)	(3,262)
Capital expenditures	(828)	(2,013)

Net cash used in investing activities	(3,996)	(5,275)

Financing Activities:
Repurchase of common stock	(2,161)	(72)
Net proceeds from issuance of common stock	35	962
Repayments of capital lease obligations	(147)	(124)

Net cash provided by (used in) financing activities	(2,273)	766

Effect of foreign currency on cash	19	(52)

Net decrease in cash and cash equivalents	(6,188)	(2,446)
Cash and cash equivalents at beginning of period	30,390	61,568

Cash and cash equivalents at end of period	$24,202	$59,122